STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE





                  I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FOCAL SURGERY, INC.", CHANGING ITS NAME FROM "FOCAL SURGERY, INC." TO "FOCUS SURGERY, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 1994 AT 10 O'CLOCK A.M.


                                     SEALED






                                      /s/  Edward J. Freel
                                       Edward J. Freel, Secretary of State



2313347     8100
981104690
                                       AUTHENTICATION:  8981527
                                              DATE:    03-19-98

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                               FOCAL SURGERY, INC.

         FOCAL Surgery, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify :

         FIRST: That at a meeting of the Board of Directors of FOCAL Surgery, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Amended and Restated Certificate of Incorporation of the corporation be amended by striking Article I and Article IV, Section A in their entirety and replacing therefor:


                                    Article I

         The name of this corporation is FOCUS Surgery, Inc. (the "Corporation")

                                       And

                                   Article IV


         A.. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Forty Two Million (42,000,000) shares. Forty Million (40,000,000) shares, par value $0.,0001 per share, shall be Common Stock, and Two Million (2,000,000) shares, par value $0.0001 per share, shall be Preferred Stock."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


         THIRD:          That said amendment was duly adopted in accordance with
the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed and attested to by its duly authorized officers this 15th day of June 1994.


                                        FOCUS SURGERY, INC.

                                        /s/  Edward C. Driscoll, Jr.
                                        Edward C. Driscoll, Jr., PhD, President

                                        /s/ Marshall A. Petersen
                                        Marshall A. Petersen, Secretary

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 10:00 AM 06/17/1994
                                                       944110000  -2313347